Exhibit 10.1

Mr.

Carobene Mauro Nicola

[****]

[****]

Milan, 06/08/2021

Further to our verbal agreements, and in accordance with Legislative Decree no. 152 of 26 May 1997, we confirm your employment with our Company and inform you of the terms and conditions that regulate your employment relationship with us:

1. Employer

For all contractual purposes, the employer is KALEYRA SPA with registered office in Via Marco D’Aviano 2, 20131 Milan (MI), tax code 12716960153.

2. Worker

[****]	[****]

[****]	[****]

[****]	[****]

[****]

[****]

3. Place of employment

Your place of work pursuant to your employment contract will be at our head office in Via Marco D’Aviano 2, 20131 Milan (MI), which will be where your job duties are to be carried out. This shall be deemed to be the place of work for the purposes of the rules on business trips and transfers.

Your work activities may also be carried out at locations that are different from the place of recruitment, if company needs so demand, according to the terms and procedures envisaged by applicable rules and by the National Collective Labour Agreement (CCNL), and you hereby declare your availability for this purpose.

3.1 Urgent measures to prevent the spread of COVID-19

You will carry out your work activities under a remote smart working arrangement, in the context of combating and containing the spread of the COVID-19 virus - pursuant to Article 1(2) letter ff), of Decree Law No. 19 of 25 March 2020, converted with amendments by Conversion Law No. 35 of 22 May 2020 - until the state of emergency ends and it becomes possible to amend this arrangement in either direction, based on the epidemiological trends.

4. Commencement and term of the employment relationship

The employment relationship will commence on 1 October 2021 and will be for an indefinite period.

5. Probationary period

The probationary period will be for 6 months, during which time either party will be entitled to terminate the relationship at any time without the obligation to give notice or pay compensation.

Kaleyra SpA Sole Shareholder, Via Marco D’Aviano, 2, 20131 - Milan (MI), Italy

Fiscal Code: 12716960153 | VAT: 12716960153 Aut. Sh. Capital: 117,408 € - Paid-up Sh. Capital: € 110,593

Subject to the management and coordination of Kaleyra Inc, 8605 Westwood Center Drive, Suite 505, 22182 - Vienna, VA, USA

6. Work category and job duties

You will be categorised as a Manager under the single classification of the National Collective Labour Agreement (CCNL) applicable to managers of commercial companies: distribution and services, with the job description of Senior Vice President, Chief Business Officer.

7. Remunerations terms and conditions

As payment for your services, you will be paid a gross annual salary of Euro 240,000.00 [two hundred and forty thousand/00] including an allowance over minimum pay (absorbed by pay grade increases) that represents unilateral increases paid in advance, including future increases under applicable laws, under the National Collective Labour Agreement and under supplementary company agreements, and we will be entitled to absorb the increases up to the relevant amount.

With your consent, this provision may be subject to specific agreement for a possible future reduction.

You will also be granted an annual variable component that the Company may, at its absolute discretion, vary, defer and cancel in certain circumstances or conditions that it deems appropriate. The variable component may be paid in cash, shares or in any other form and shall not exceed 50%, based on company results and on your individual performance. A percentage figure of 50% will be applied to the entire value of your gross annual remuneration.

If a bonus is paid in one year, the Company is under no obligation to pay the bonus in subsequent years. If on or before the date on which the bonus is due to be paid, the employment relationship is terminated or either party has given notice of termination of employment, you will not be entitled to receive any variable component (whether in cash, shares or any other form). The variable part, thus determined, shall include any incidence on legal and contractual mechanisms of any kind such as e.g. holiday leave, time off, the accrued “13th and 14th month” year-end bonus and severance pay.

8. Holiday leave

Holiday leave due to you on an annual basis is determined in accordance with the current National Collective Labour Agreement (CCNL).

9. Type of employment relationship and working hours

In view of your particular position, duties and responsibilities within the company organisation, your work performance is not quantifiable though it tends to be connected in general, albeit with wide discretion, to the working hours of the operational unit to which you are assigned.

10. Prior notice

If the employment relationship is terminated, the prior notice provisions of the applicable National Collective Labour Agreement for managers of commercial companies: distribution and services shall be applicable.

11. Disciplinary Sanctions

You undertake to comply with company rules, and also with internal provisions and practices adopted in the Company. You will be deemed to know and accept company practices if you have raised no objections in writing by the end of the probationary period.

Kaleyra SpA Sole Shareholder, Via Marco D’Aviano, 2, 20131 - Milan (MI), Italy

Fiscal Code: 12716960153 | VAT: 12716960153 Aut. Sh. Capital: 117,408 € - Paid-up Sh. Capital: € 110,593

Subject to the management and coordination of Kaleyra Inc, 8605 Westwood Center Drive, Suite 505, 22182 - Vienna, VA, USA

12. Notice on the use of work tools

Please note that, pursuant to Article 4 of Law No. 300 of 20 May 1970, the tools you utilise to perform your job duties, and those utilised to record your work access and attendance, may be freely used by the Company for any purpose associated with your work activities. Therefore, any use for private and/or personal purposes is excluded.

13. Good faith and confidentiality obligations

You undertake:

a)

to keep strictly confidential in relation to any person, both during and after the termination of the employment relationship with our Company, any data or information that you acquire/receive in the course of your job duties, including regulations, work standards, studies, research, accounting data, technical data, commercial data and economic and financial data; not to take copies or make summaries of such information or of other documents pertaining to our Company and not to use these items for your personal benefit or that of third parties and not or allow others to use them, otherwise you agree to fully compensate us for any loss that we incur, without prejudice to your liability in any future criminal proceedings;

b)

not to attempt to influence favourably the purchase of our products or services nor to obtain special favours, by means of payments, financial or other gifts or other benefits to customers, public employees, political parties, etc;

c)

not to accept, on any basis, payments, loans, compensation, gifts, services, trips or other benefits from our suppliers, customers, commercial persons and/or organisations that are engaged or seek to engage in business dealings with our Company;

d)

to comply with company rules and provisions and to ensure strict compliance with the laws, provisions and regulations of public authorities, particularly in relation to the provisions of Legislative Decree 231/2001 on the administrative liability of entities.

14. Supplementary pension scheme and severance pay

For the purposes of allocating severance pay, we enclose an information note pursuant to Article 8(8) of Legislative Decree no. 252 of 5 December 2005 with the relevant forms (severance pay designation form to be compiled and signed by the deadlines provided therein).

15. Final clause and reference to applicable legislative and contractual provisions

For all matters not expressly regulated in this contract, the employment relationship will be governed by the laws in force.

Please return a copy of this letter (five pages) to us, duly signed, for full acceptance of the conditions set out therein, and as confirmation that you have read the information therein and have received a copy hereof on this day.

With our best wishes.
Kaleyra S.p.A.

Mr. Dario Leopoldo Calogero
Managing Director
Signed for acceptance
Mauro Nicola Carobene

Kaleyra SpA Sole Shareholder, Via Marco D’Aviano, 2, 20131 - Milan (MI), Italy

Fiscal Code: 12716960153 | VAT: 12716960153 Aut. Sh. Capital: 117,408 € - Paid-up Sh. Capital: € 110,593

Subject to the management and coordination of Kaleyra Inc, 8605 Westwood Center Drive, Suite 505, 22182 - Vienna, VA, USA

For acknowledgement and acceptance, in accordance with Article 1341(2) of the Italian Civil Code, you declare that you accept and specifically approve the following articles:

3. Place of employment; 4. Commencement and term of the employment relationship; 5. Probationary period; 7. Remunerations terms and conditions (particularly the supplement to minimum pay); 9. Type of relationship and working hours; 11. Disciplinary Sanctions; 12. Notice on the use of work tools; 13. Good faith and confidentiality obligations; 15. Final clause and reference to applicable legislative and contractual provisions.

For acknowledgement and acceptance Mauro Nicola Carobene

Privacy Policy

Legislative Decree no. 196 of 30 June 2003; EU Regulation no. 679/2016

Pursuant to current domestic and EU legislation, the employer, as the “controller” of personal data processing, is obliged to provide certain information concerning the use of the data you provide when entering into the employment relationship.

This privacy notice thus concerns the processing of personal data that you have already provided or may be asked to provide for the purposes of managing the employment relationship.

Please be informed that current rules provide for the protection of natural and legal persons with regard to the processing of personal data, permitting the processing of data that are required in order to fulfil legal or contractual obligations arising from the employment relationship and essential for that purpose.

The processing of your personal data, subject to the aforementioned limits, will honour the principles of correctness, lawfulness, transparency and protection of your privacy, confidentiality and rights.

The legislation provides special rules for the processing of the following categories of data: “identification data”: personal data that enable the data subject to be directly identified“sensitive data”: personal data revealing racial or ethnic origin, religious, philosophical or other beliefs, political opinions, membership of parties, trade unions or religious, philosophical, political or trade union associations or organisations, and revealing health-related data and sex life or sexual orientation; “judicial data”: personal data disclosing the judicial rulings and other provisions indicated in Article 3(1) of Presidential Decree no. 313 of 14 November 2002, involving the registration (with the Criminal Records Office) of administrative sanctions based on criminal offences and of associated proceedings pending or of one’s status as defendant or investigated pursuant to Articles 60 and 61 of the Code of Criminal Procedure.

The data which you provide will be processed in order to manage the employment relationship and will be retained for 10 years, or for such time required in order to fulfil the relevant legal or regulatory obligations, also in relation to the administrative and tax authorities.

The data processing will be carried out as provided for by internal Rules. These Rules provide that the information collected must be kept in closed cabinets, and any electronically stored data shall be accessible only by the Data Controller and Data Processor from their own computer terminals, where the data should also be stored, using personal passwords and other data encryption systems;

Kaleyra SpA Sole Shareholder, Via Marco D’Aviano, 2, 20131 - Milan (MI), Italy

Fiscal Code: 12716960153 | VAT: 12716960153 Aut. Sh. Capital: 117,408 € - Paid-up Sh. Capital: € 110,593

Subject to the management and coordination of Kaleyra Inc, 8605 Westwood Center Drive, Suite 505, 22182 - Vienna, VA, USA

The provision of data is mandatory and essential in order to properly manage the employment relationship, and a refusal to provide such data could make it difficult to properly implement the activities associated with such compliance obligations. Personal data will not be communicated to other parties unless said parties - duly appointed by the undersigned Data Controller - need to access such data in order to fulfil obligations related to the management of the employment relationship, nor will personal data be disseminated save insofar as strictly necessary in order to manage the said relationship.

We also wish to inform you that the data processing may also involve personal data categorised as “sensitive” data, insofar as strictly necessary in order to manage the employment relationship. Data processing operations will be carried out subject to and as indicated by the General Authorisations of the Italian Data Protection Authority, which are periodically updated, and subject to EU rules in force.

Personal data will not be disclosed to other parties nor will they be disseminated, save insofar as strictly necessary in order to manage the employment relationship and within the limits thereof.

The Data Controller and Data Supervisor for personal data processed is Kaleyra S.p.A. represented by its legal representative pro tempore.

Kaleyra has appointed Mr. Marco Maglio as Data Protection Officer, who may be reached at the following email address: dpo@kaleyra.com

Annexes:

•	Severance pay information;

•	Severance pay designation form;

•	Additional severance pay allowances form;

•	Communication of supplementary severance pay and grant of additional deduction for income from employment and equivalent income—Decree Law 3/2020;

•	Tax deductions form;

•	Form for self-certification in lieu of affidavit.

Kaleyra SpA Sole Shareholder, Via Marco D’Aviano, 2, 20131 - Milan (MI), Italy

Fiscal Code: 12716960153 | VAT: 12716960153 Aut. Sh. Capital: 117,408 € - Paid-up Sh. Capital: € 110,593

Subject to the management and coordination of Kaleyra Inc, 8605 Westwood Center Drive, Suite 505, 22182 - Vienna, VA, USA